Exhibit 99.1

FOR IMMEDIATE RELEASE

THURSDAY, MARCH 22, 2007

CONTACTS:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN ANNOUNCES TREXIMA™ (SUMATRIPTAN SUCCINATE AND NAPROXEN

SODIUM) AMENDED RESPONSE ACCEPTED FOR REVIEW BY FDA

Chapel Hill, N.C., March 22, 2007 — POZEN Inc. (NASDAQ: POZN), today announced the amended response to a previous FDA approvable letter for Trexima™ has been accepted for review by the U.S. Food and Drug Administration (FDA). Trexima is the proposed brand name for the combination of sumatriptan succinate, formulated with RT Technology™, and naproxen sodium, in a single tablet for the acute treatment of migraine. The FDA has also notified POZEN that it expects a Class II review (six months), which could result in a new decision date of August 1, 2007. Pending FDA approval, the product could be available to patients in the second half of 2007.

About Migraine

Migraine affects more than 28 million people in the Unites States alone, of which roughly three out of four migraine sufferers are women. According to the International Headache Society’s diagnostic criteria, migraine is characterized by recurrent headaches lasting 4 to 72 hours (untreated) and with symptoms including moderate to severe headache pain, which is typically throbbing, unilateral, and aggravated by routine activity, nausea, vomiting, and sensitivity to light and sound. Migraine can be disabling and sufferers may miss work, lose time with family and friends, and be unable to pursue basic daily activities.

About Imitrex® (sumatriptan succinate) Tablets

Imitrex is a prescription medication indicated for the acute treatment of migraine in adults. Imitrex should only be used when a clear diagnosis of migraine has been established. Patients should not take Imitrex if they have certain types of heart disease, history of stroke or TIAs, peripheral vascular disease, Raynaud syndrome, or blood pressure that is uncontrolled. Patients with risk factors for heart disease, such as high blood pressure, high cholesterol, diabetes or are a smoker, should be evaluated by a doctor before taking Imitrex. Very rarely, certain people, even some without heart disease, have had serious heart related problems. Patients who are pregnant, nursing, or taking medications should talk to their doctor.

About Naproxen Sodium

Naproxen sodium is a non-steroidal anti-inflammatory drug (NSAID) and is contained in Anaprox®, Anaprox DS®, Naprelan®, Aleve® and in a number of over-the-counter medications. Naproxen sodium is indicated for the treatment of rheumatoid arthritis, osteoarthritis, ankylosing spondylitis and juvenile arthritis. It is also indicated for the treatment of tendinitis, bursitis, acute gout and for the management of pain and primary dysmenorrhea. Naproxen-containing products should not be used by patients who have had allergic reactions to any product containing naproxen, nor in patients in whom aspirin or other NSAIDs induce the syndrome of asthma, rhinitis, and nasal polyps. Patients who have a history of peptic ulcer or gastrointestinal bleeding, kidney problems, uncontrolled hypertension or heart failure should consult a physician before using naproxen-containing medications. NSAIDs may cause increased risk of serious cardiovascular thrombotic events, myocardial infarction and stroke. This risk may increase with duration of use and in patients with cardiovascular disease or risk factors for cardiovascular disease. Serious gastrointestinal toxicity such as bleeding, ulceration and perforation can occur at any time in patients treated chronically with NSAID therapy and physicians should remain alert for such effects even in the absence of previous GI tract symptoms. Patients who are pregnant or are nursing should consult a physician before use of a naproxen-containing medication.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions. POZEN has development and commercialization alliances with GlaxoSmithKline for the proposed product candidate Trexima™ combining sumatriptan, formulated with RT Technology™, and naproxen sodium in a single tablet which is currently under review by the United States Food and Drug Administration for the acute treatment of migraine, and with AstraZeneca for proprietary fixed dose combinations of naproxen with the proton pump inhibitor esomeprazole magnesium in a single tablet for conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers. The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the period ended December 31, 2006. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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